Exhibit 99.4

Consent of Person to be Named as Director

October 20, 2020

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 of Resource Real Estate Opportunity REIT II, Inc. and all amendments thereto (the “Registration Statement”), and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, or related proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (including any amendments or supplements thereto), as a person anticipated to become a director of Resource Real Estate Opportunity REIT II, Inc. upon completion of the REIT I Merger as defined and described therein, and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Andrew Ceitlin
Andrew Ceitlin